Exhibit 19.1

FULCRUM THERAPEUTICS, INC. INSIDER TRADING POLICY

1.
BACKGROUND AND PURPOSE
1.1
Why Have We Adopted This Policy?

The federal securities laws prohibit any member of the Board of Directors (a “Director”), officer (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 (the “Exchange Act”), an “executive officer”) or employee of Fulcrum Therapeutics, Inc. (together with its subsidiaries, the “Company”) from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company, or from tipping material nonpublic information to others. These laws impose severe sanctions on individuals who violate them. In addition, the Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on the Company and on the Company’s Directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

This insider trading policy is being adopted in light of these legal requirements, and with the goal of helping:

•
prevent inadvertent violations of the insider trading laws;
•
avoid embarrassing proxy disclosure of reporting violations by persons subject to Section 16 of the Exchange Act;
•
avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company;
•
protect the Company from controlling person liability; and
•
protect the reputation of the Company, its Directors and its employees.

As detailed below, this policy applies to family members and certain other persons and entities with whom Directors and employees have relationships. However, nothing in this policy is applicable to transactions by the Company itself.

1.2
What Type of Information is “Material”?

Information concerning the Company is considered material if there is a substantial likelihood that a reasonable stockholder would consider the information important in making an investment decision with respect to the Company’s securities. Stated another way, there must be a substantial likelihood that a reasonable stockholder would view the information as having significantly altered the “total mix” of information available about the Company. Material information can include positive or negative information about the Company. Information concerning any of the following subjects, or the Company’s plans with respect to any of these subjects, would often be considered material:

•
the Company’s liquidity, cash burn rate, revenues or earnings (including forecasts);
•
information concerning the Company’s ongoing and planned clinical trials and preclinical studies, including the timing of and findings and data from such trials and studies;
•
a significant merger or acquisition involving the Company;
•
a significant licensing or collaboration agreement or serious discussions regarding such an agreement;
•
a change in control of the Company;
•
a significant change in the management or the Board of Directors of the Company;
•
the Company’s decision to commence or terminate the payment of cash dividends;
•
the public or private sale of a significant amount of securities of the Company;
•
the establishment of a program to repurchase securities of the Company;
•
a stock split;
•
a default on outstanding debt of the Company or a bankruptcy filing;
•
a new product release or a significant development, invention or discovery;
•
information concerning clinical trials or non-clinical studies, including the timing of and findings and data from such trials and studies;
•
information concerning upcoming FDA actions or other significant regulatory developments, including a significant product recall;
•
the loss, delay or gain of a significant contract, sale or order or other important development regarding customers, collaborators or suppliers;
•
any litigation or disputes to which the Company may be a party;
•
a significant operational issue or investigation of a potential such issue, including cybersecurity incidents and product defects;
•
a conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements should no longer be relied upon; or
•
a change in or dispute with the Company’s independent auditor.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information.

1.3
When is Information “Nonpublic”?

Information concerning the Company is considered nonpublic if it has not been disseminated in a manner making it available to investors generally.

Information will generally be considered nonpublic unless (1) the information has been disclosed in a press release, in a public filing made with the SEC (such as a Report on Form 10- K, Form 10-Q or Form 8-K), or through a news wire service or daily newspaper of wide circulation, and (2) a sufficient amount of time has passed so that the information has had an opportunity to be digested by the marketplace.

2.
PROHIBITIONS RELATING TO TRANSACTIONS IN THE COMPANY’S SECURITIES
2.1
Covered Persons. This Section 2 applies to:
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all Directors;
•
all employees;
•
all family members of Directors and employees who share the same address as, or are financially dependent on, the Director or employee and any other person who shares the same address as the Director or employee (other than (x) an employee or tenant of the Director or employee or (y) another unrelated person whom the Company’s Chief Operating Officer, Chief Financial Officer or General Counsel determines should not be covered by this policy); and
•
all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.
2.2
Prohibition on Trading While Aware of Material Nonpublic Information.
(a)
Prohibited Activities. Except as provided in Section 2.2(b), no person or entity covered by Section 2 may:
▪
purchase, sell or donate any securities of the Company while he or she is aware of any material nonpublic information concerning the Company or recommend to another person that they do so;

▪
disclose to any other person any material nonpublic information concerning the Company if such person may misuse that information, such as by purchasing or selling Company securities or tipping that information to others;
▪
purchase, sell or donate any securities of another company while he or she is aware of any material nonpublic information concerning such other company which he or she learned in the course of his or her service as a Director or employee of the Company or recommend to another person that they do so; or
▪
disclose to any other person any material nonpublic information concerning another company which he or she learned in the course of his or her service as a Director or employee of the Company if such person may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.
(b)
Exceptions. The prohibitions in Sections 2.2(a) and 2.3 on purchases, sales and donations of Company securities do not apply to:
▪
exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities issued upon exercise of such stock options or equity awards may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the employee or Director is aware of material nonpublic information or during an applicable blackout period (as defined in Section 2.3(b));
▪
acquisitions or dispositions of Company common stock under the Company’s 401(k) or other individual account plan that are made pursuant to standing instructions not entered into or modified while the employee or Director is aware of material nonpublic information or during an applicable blackout period;
▪
other purchases of securities from the Company (including purchases under the Company’s Employee Stock Purchase Plan) or sales of securities to the Company; provided, however, that if the transaction involves the exercise of stock options or other equity awards, the transaction must be permitted by the first bullet above;

▪
bona fide gifts, unless the donor has reason to believe that the recipient intends to sell the securities while the donor is aware of material nonpublic information or during an applicable blackout period; and

▪
purchases or sales made pursuant to a binding contract, written plan or specific instruction (a “trading plan”) which is adopted and operated in compliance with Rule 10b5-1; provided such trading plan: (1) is in writing; (2) was submitted to the Company for review by the Company prior to its adoption; and (3) was not adopted while the employee or Director was aware of material nonpublic information or during an applicable blackout period; provided further that if such trading plan is adopted within two weeks prior to the commencement of a regular blackout period (as defined in Section 2.3(a)), trades may not occur pursuant to such trading plan prior to the termination of such regular blackout period; provided further that (i) any trade under such trading plan shall not occur until at least 30 days after the date of such trading plan, and (ii) if such trading plan is amended in any material respect or terminated, trades may not occur pursuant to such trading plan or a subsequent trading plan until at least 30 days after such amendment or termination; and provided further that if such trading plan provides for trades to occur only once per quarter or less frequently (other than a plan that relates solely to the immediate sale of shares acquired under an employee stock purchase plan), such trading plan may not provide for trades to occur during a regularly scheduled quarter-end corporate news blackout period.
(c)
Application of Policy After Cessation of Service. If a person ceases to be a Director or employee of the Company at a time when he or she is aware of material nonpublic information concerning the Company, the prohibition on purchases, sales or donations of Company securities in Section 2.2(a) shall continue to apply to such person until that information has become public or is no longer material.
2.3
Blackout Periods.
(a)
Regular Blackout Periods. Except as provided in Section 2.2(b), no person or entity covered by this Section 2 may purchase, sell or donate any securities of the Company during the period beginning on the last day of each fiscal quarter and ending upon the completion of the second full trading day after the public announcement of earnings for such quarter (a “regular blackout period”).
(b)
Corporate News Blackout Periods. The Company may from time to time notify Directors, executive officers and other specified employees that an additional blackout period (a “corporate news blackout period”) is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 2.2(b), no such individual may purchase, sell or donate any securities of the Company during such corporate news blackout period or inform anyone else that a corporate news blackout period is in effect. (In this policy, regular blackout periods and corporate news blackout periods are each referred to as a “blackout period.”)
(c)
Awareness of Material Non-Public Information when a Blackout Period is Not in Effect. Even if no blackout period is then in effect, if a person is aware of material nonpublic information the prohibitions contained in Section 2.2(a) apply.

2.4
Prohibition on Pledges. No person or entity covered by this Section 2 may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan. However, an exception may be granted in extraordinary situations where a person wishes to pledge Company securities as collateral for a loan (other than a margin loan) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Chief Operating Officer, the Chief Financial Officer or the General Counsel. In addition, any such request by a director or executive officer must also be reviewed and approved by the Audit Committee.
2.5
Prohibition on Short Sales and Derivative Transactions. No person or entity covered by this Section 2 may engage in any of the following types of transactions:
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short sales of Company securities, including short sales “against the box”; or
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purchases or sales of puts, calls or other derivative securities based on the Company’s securities; or
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purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities.
2.6
Partnership Distributions. Nothing in this policy is intended to limit the ability of a venture capital partnership or other similar entity with which a Director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
2.7
Underwritten Public Offering. Nothing in this policy is intended to limit the ability of any person to sell Company securities as a selling stockholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities law.

3.
ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES
3.1
Covered Persons. This Section 3 applies to:
•
all Directors;
•
all executive officers;
•
such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or the General Counsel as being subject to this

Section 3 (the “Designated Employees”);
•
all family members of Directors, executive officers and Designated Employees who share the same address as, or are financially dependent on, the Director, executive officer or Designated Employee and any other person who shares the same address as the Director, executive officer or Designated Employee (other than (x) an employee or tenant of the Director, executive officer or Designated Employee or (y) another unrelated person whom the Chief Operating Officer, the Chief Financial Officer or the General Counsel determines should not be covered by this policy); and
•
all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.
3.2
Notice and Pre-Clearance of Transactions.
(a)
Pre-Transaction Clearance. No person or entity covered by this Section 3 (a “Pre-Clearance Person”) may purchase or sell or otherwise acquire or dispose of securities of the Company, other than in a transaction permitted under Section 2.2(b), unless such person pre- clears the transaction with one of the Chief Operating Officer, the Chief Financial Officer or the General Counsel. A request for pre-clearance shall be made in accordance with the procedures established by the General Counsel or, if none, the Chief Operating Officer or the Chief Financial Officer. The Chief Operating Officer, the Chief Financial Officer and the General Counsel (or any of them acting singly) shall have sole discretion to decide whether to clear any contemplated transaction. The General Counsel (or, if none, the Chief Executive Officer) shall have sole discretion to decide whether to clear transactions by the Chief Operating Officer or the Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the Chief Operating Officer or the Chief Financial Officer, and the Chief Operating Officer and the Chief Financial Officer (or either acting singly) shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel. All trades that are pre-cleared must be effected within three business days of receipt of the pre-clearance unless a longer or shorter period has been specified by the General Counsel, the Chief Operating Officer or the Chief Financial Officer, as applicable. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the three business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

(b)
Post-Transaction Notice. Each person or entity covered by this Section 3 who is subject to reporting obligations under Section 16 of the Exchange Act shall also notify the Chief Operating Officer, the Chief Financial Officer or the General Counsel (or his or her designee) of the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-

mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.
(c)
Deemed Time of a Transaction. For purposes of this Section 3.2, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).
4.
REGULATION BTR

If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each Director and executive officer shall not, directly or indirectly sell,

purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

5.
PENALTIES FOR VIOLATION

Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment. In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil or criminal proceedings which can result in significant fines and civil penalties, being barred from service as an officer or director of a public company, or imprisonment.

6.
COMPANY ASSISTANCE AND EDUCATION
6.1
Education. The Company shall take reasonable steps designed to ensure that all Directors and employees of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.
6.2
Assistance. The Company shall provide reasonable assistance to all Directors and executive officers, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.
6.3
Limitation on Liability. None of the Company, the Chief Operating Officer, the Chief Financial Officer, the General Counsel or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a trading plan submitted pursuant to Section 2.2(b), a request for pre-clearance submitted pursuant to Section 3.2(a) or a request to allow a pledge submitted pursuant to Section 2.4. Notwithstanding any review of a trading plan pursuant to Section 2.2(b) or pre-clearance of a transaction pursuant to Section 3.2(a), none of the Company, the Chief Operating Officer, the Chief Financial Officer, the General Counsel or the Company’s other employees assumes any liability for the legality or consequences of such trading plan or transaction to the person engaging in or adopting such trading plan or transaction.